EXHIBIT 10.14

COMMERCIAL LICENSE AGREEMENT

THIS COMMERCIAL LICENSE AGREEMENT ("Agreement"), dated and effective as of May 11, 2023 (the "Effective Date"), is made by and between MGO Global Inc. (“Licensee”), a Delaware corporation with its principal place of business at 1515 SE 17th Street, Suite 121, Fort Lauderdale, FL 33346 and Stand CO LLC (“Licensor” or “Stand”) a Utah limited liability company 11493 S Andover Road, South Jordan, UT 84095. The Licensee and Licensor may be referred to herein each, individually, as a “Party” and, collectively as the “Parties.”

WHEREAS, Licensor has developed a business and owns or controls certain know-how, systems, and other intellectual property rights relating to the marketing and sale of certain products;

WHEREAS, Licensee has generalized experience and expertise in product marketing, sales and commercialization in the Territory; and

WHEREAS, the Parties formed a collaboration on or about March 13, 2023 (the “Prior Arrangement”) under which Licensee licenses from Licensor the exclusive rights to operate, expand, and commercialize the know-how, systems, and other intellectual property belonging to the Licensor; and

WHEREAS, the Parties wish to formalize and extend the Prior Arrangement and license permitting Licensor the exclusive rights to operate, expand, and commercialize the know-how, systems, and other intellectual property belonging to the Licensor within the Territory on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the sum of One and ZERO/100 U.S. Dollars ($1.00) the mutual covenants and terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. License.

1.1 License Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, a perpetual, fully-paid, royalty-free, worldwide, and exclusive (even as to Licensor) license, with the right to grant sublicenses, to operate and otherwise commercialize the Licensed Assets in the Territory during the Term;

1.2 Licensed Assets. For the purposes of this Agreement, “Licensed Assets” means all of the following assets of the Licensor:

(a) all rights to all stock keeping units (“SKU”) of the Licensor and sold under the names: “Roosevelt Premium 25ft Telescoping Flag Pole Kit”, “20FT Telescoping Flag Pole Kit” and “LED Solar Flag Pole Light”, including all SKU fixed and current assets, including accounts receivable (other than Shopify and merchant account balance transfers that are pending as of the date of the commencement of the license period), existing inventory, point of sale equipment and software, files, records, displays and fixtures;

(b) any intellectual property and other intangible property related to SKUs, including but not limited to all rights to a brand name “Stand Flagpoles”, domain and website standflagpoles.com, the Meta pages associated with “Stand Flagpoles” brand name (in Facebook and Instagram);

(c) all manufacturer, distributor and customer contracts and relationships for SKUs and any commercialization rights relating to the same;

(d) (iv) all marketing materials of Stand including, without limitation, those relating to the SKUs;

(e) domain and administrative access to Stand’s Shopify account,

(f) all social media assets and accounts including, without limitation, Facebook, Twitter, Instagram and all others;

(g) all historical digital and non-digital assets including, without limitation, all of Licensor’s database information since inception.

1.3 Effect of Licensor Bankruptcy. All rights and licenses granted by Licensor hereunder are and will be deemed to be rights and licenses to "intellectual property," and any Materials to which Licensee is granted access hereunder are and will be deemed to be an "embodiment" of "intellectual property," in each case, as such term are used in and interpreted under section 365(n) of the United States Bankruptcy Code (the "Code") [11 U.S.C. § 365(n)]. Licensee has all rights, elections, and protections under the Code and all other applicable bankruptcy, insolvency, and similar Laws with respect to this Agreement and the subject matter hereof. Without limiting the generality of the foregoing, Licensor acknowledges and agrees that, if Licensor or its estate becomes subject to any bankruptcy or similar proceeding: (a) subject to Licensee's rights of election under section 365(n), all rights, licenses, and privileges granted to Licensee under the Licensed Technology will continue subject to the respective terms and conditions hereof, and will not be affected, even by Licensor's rejection of this Agreement; and (b) Licensee will be entitled to a complete duplicate of, or complete access to, as appropriate, all such intellectual property and embodiments of intellectual property, which, if not already in Licensee's possession, must be promptly delivered to Licensee or its designee, unless Licensor elects to and does in fact continue to perform all of its obligations under this Agreement.

2. Confidentiality; Publicity.

2.1 Confidentiality Obligations. Each Party acknowledges that it may receive or gain access to the other Party's Confidential Information during the Collaboration. Except as provided in Section 2.2 or otherwise agreed in writing by the Parties, each Party, as the receiving Party of the other Party's Confidential Information, shall, during the Term and for a period of thirty-six (36) months thereafter:

(a) use at least the same standard of care to protect and safeguard the confidentiality of the disclosing Party's Confidential Information as the receiving Party uses to protect its own Confidential Information (but no less than reasonable care); and

(b) not use or disclose, nor permit to be used or accessed, the disclosing Party's Confidential Information for any purpose other than to exercise the receiving Party's rights or perform its obligations under this Agreement.

2.2 Exceptions. Notwithstanding the foregoing obligations of confidentiality and restrictions on use, the receiving Party may disclose the disclosing Party's Confidential Information:

(a) to the receiving Party's employees, agents, or independent contractors who (i) have a need to know such Confidential Information to assist the receiving Party or act on its behalf in accordance with Section 2.1(b); and (ii) are bound by written agreements containing confidentiality and non-disclosure obligations at least as restrictive as those set forth in Section 2.1; provided that the receiving Party shall ensure compliance with, and be liable for any breach of, Section 2.1 by any such employees, agents, or independent contractors; and

2

(b) to the extent necessary to comply with a court order or other applicable Law, including regulations promulgated by security exchanges; provided that the receiving Party shall provide prompt notice of such required disclosure to the disclosing Party and cooperate with the disclosing Party's efforts to obtain a protective order, confidential treatment, or other limitation on such required disclosure ; and

(c) to actual or prospective acquirers, licensees (including sublicensees), investors, lenders, and other financial or commercial partners (and to their respective advisors, agents, and representatives) to the extent reasonably necessary for evaluating or carrying out a transaction with such Persons, in each case under written obligations of confidentiality and non-disclosure at least as restrictive as those set forth in Section 2.1.

2.3 Equitable Relief. Given the nature of the Confidential Information and the competitive damage that a Party would suffer upon unauthorized disclosure, use, or transfer of its Confidential Information, monetary damages may not be a sufficient remedy for any breach of this Section 2. Therefore, in addition to all other remedies available at Law, a Party is entitled to specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Section 2 in accordance with Section 6.

3. Term and Termination.

3.1 Term.

(a) This Agreement is effective as of the Effective Date and shall continue through December 31, 2023, unless earlier terminated in accordance with this Section 3 or as expressly provided elsewhere in this Agreement (the "Term").

(b) Upon expiration of the Term (but not earlier termination of this Agreement):

(i) the licenses granted under Section 1.1 for the Licensed Technology will be deemed fully paid up and royalty-free; and

(ii) all other rights and obligations of the Parties under this Agreement will terminate, unless the continuation or survival thereof is expressly provided elsewhere herein.

3.2 Licensee's Termination for Convenience. At any time, Licensee may terminate this Agreement in whole, or in part, without cause by providing ten (10) written days' notice to Licensor of such termination.

3.3 Termination for Insolvency. Either Party may terminate this Agreement in its entirety immediately upon notice to the other Party if such other Party:

(a) is dissolved or liquidated or takes any corporate action for such purpose;

3

(b) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due;

(c) files or has filed against it a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law;

(d) makes or seeks to make a general assignment for the benefit of creditors; or

(e) applies for or has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

4. Representations and Warranties; Covenants.

4.1 Mutual Representations and Warranties. Each Party represents and warrants to the other that:

(a) it is duly organized, validly existing, and in good standing under the Laws of its jurisdiction of incorporation, organization, or chartering, and has the full power and authority to enter into this Agreement and to perform its obligations;

(b) the execution of this Agreement by such Party’s representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate or organizational action of such Party;

(c) when executed and delivered by such Party, this Agreement constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms; and

(d) the execution, delivery, and performance of this Agreement by such Party does not violate, conflict with, require consent under, or result in any breach of or default under (i) any applicable Law or (ii) the provisions of any contract, instrument, or understanding to which it is a party or by which it is bound.

4.2 Additional Representations and Warranties of Licensor. Licensor represents and warrants to the Licensee that, as of the Effective Date:

(a) it has the all rights and authority to grant the rights and licenses granted to Licensee hereunder, and it has not granted, and is not under any obligation to grant, to any third-party any license, lien, option, encumbrance, or other contingent or non-contingent right, title, or interest in or to the Licensed Assets that conflicts with the rights and licenses granted to Licensee hereunder;

(b) to Licensor's knowledge, there are no trademark rights in any word mark owned or possessed by any third-parties that would be infringed by the operation, use, or other commercialization of the Licensed Assets;

4

(c) there is no settled, pending or threatened litigation, claim, or proceeding alleging (i) that any Licensed Asset is invalid or unenforceable; or (ii) that the use, operation, or other commercialization of any Licensed Asset does or would infringe, misappropriate, or otherwise violate any rights belonging to a third-party; or (iii) any product liability claims involving any Licensed Asset;

(d) it has no knowledge of any factual, legal, or other reasonable basis for any litigation, claim, or proceeding described in Section 4.2(c) above;

4.3 Compliance with Laws. Each Party shall comply and shall ensure that its employees, agents, and independent contractors (including subcontractors) comply with all applicable Laws in the exercise of its rights and performance of its obligations under this Agreement. Without limiting the foregoing, each Party shall, at its sole expense, obtain and maintain during the Term all certifications, credentials, authorizations, licenses, and permits necessary to conduct that portion of its business relating to the ownership, use, operation or other commercialization of the Licensed Assets.

5. Indemnification.

5.1 Indemnification by Licensee. Licensee shall indemnify, defend, and hold harmless Licensor and its Affiliates, and each of Licensor's and its Affiliates' respective officers, directors, employees, agents, successors, and assigns (each, a "LicensorIndemnified Party") from and against all Losses arising out of or resulting from any claim, suit, action, or proceeding by any third-party ("Indemnified Claim") relating to:

(a) any breach by Licensee of any representation, warranty, covenant, or obligation under this Agreement;

(b) the gross negligence or willful misconduct, or any failure to comply with applicable Law, of any employee, agent, or independent contractor of Licensee or any of its sublicensees or subcontractors in connection with this Agreement; or

except in each case to the extent any such Losses are covered by Licensor's indemnification obligations under Section 5.2 herein.

5.2 Indemnification by Licensor. Licensor shall indemnify, defend, and hold harmless Licensee and its Affiliates, and each of Licensee's and its Affiliates' respective officers, directors, employees, agents, successors, and assigns (each, a "Licensee Indemnified Party") from and against all Losses arising out of or resulting from any Indemnified Claim relating to:

(a) any breach by Licensor of any representation, warranty, covenant, or obligation under this Agreement;

(b) the gross negligence or willful misconduct, or any failure to comply with applicable Law, of any employee, agent, or independent contractor of Licensor or any of its subcontractors in connection with this Agreement;

(c) the infringement, misappropriation, or other violation of any intellectual property rights of any third-party by the use, operation, or other commercialization of the Licensed Assets by either Party.

(d) any product liability, personal injury, or property damage resulting from third-party use of any Licensed Asset.

5

5.3 Indemnification Procedure. An Indemnified Party shall promptly notify the Party from whom it is seeking indemnification ("Indemnifying Party") upon becoming aware of an Indemnified Claim with respect to which the Indemnifying Party is obligated to provide indemnification under this Section 5. The Indemnifying Party shall promptly assume control of the defense and investigation of the Indemnified Claim, with counsel reasonably acceptable to the Indemnified Party, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection therewith, in each case at the Indemnifying Party's sole cost and expense. The Indemnified Party may participate in the defense of such Indemnified Claim, with counsel of its own choosing and at its own cost and expense. The Indemnifying Party shall not settle any Indemnified Claim without the Indemnified Party's prior written consent (which consent may not be unreasonably withheld, conditioned, or delayed). If the Indemnifying Party fails or refuses to assume control of the defense of an Indemnified Claim, the Indemnified Party may, but is not obligated to, defend against such Indemnified Claim, including settling such Indemnified Claim after giving notice to the Indemnifying Party, in each case in such manner and on such terms as the Indemnified Party may deem appropriate. Neither the Indemnified Party's failure to perform any obligation under this Section 5.3 nor any act or omission of the Indemnified Party in the defense or settlement of any Indemnified Claim will relieve the Indemnifying Party of its obligations under this Section 5, except to the extent that the Indemnifying Party can demonstrate that it has been materially prejudiced as a result thereof.

5.4 Limitation of Liability. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE, OR ENHANCED DAMAGES, OR FOR ANY LOSS OF ACTUAL OR ANTICIPATED PROFITS (REGARDLESS OF HOW THESE ARE CLASSIFIED AS DAMAGES), WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), STATUTE, OR OTHERWISE (INCLUDING THE ENTRY INTO, PERFORMANCE, OR BREACH OF THIS AGREEMENT), REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATIONS DO NOT APPLY TO A PARTY'S INDEMNIFICATION OBLIGATIONS UNDER THIS SECTION 5; (B) LOSSES ARISING OUT OF OR RELATING TO A PARTY'S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER SECTION 2 HEREOF.

6. Dispute Resolution.

6.1 Objective. The Parties recognize that disputes, controversies, or claims arising out of or in connection with this Agreement or its/their interpretation, breach, termination, or invalidity (each a "Dispute"), may from time to time occur during the Term. It is the Parties' objective to establish procedures to facilitate the resolution of Disputes in an expedient manner by mutual cooperation and without resorting to litigation. To accomplish this objective, subject to Section 6.4, the Parties shall follow the procedure set forth in this Section 6 to resolve any Dispute. Either Party may initiate the dispute resolution procedure of this Section 6 by giving the other Party notice ("Dispute Notice").

6

6.2 Escalation to Executives. The Parties shall attempt in good faith to initially resolve any Dispute by good-faith discussion and negotiation between the Parties. Within ten (10) Business Days after a Dispute Notice provided to a Party in accordance with Section 6.1, representatives of each Party shall meet in person, or by teleconference, at a mutually agreeable time and place, and thereafter as often as they reasonably deem necessary, to attempt in good faith to resolve the Dispute. If the Parties are unable to resolve such Dispute within ten (10) Business Days after the Dispute Notice, then either Party may submit the Dispute for resolution by binding arbitration in accordance with Section 6.3.

6.3 Mediation. If the Parties are unable to resolve their Dispute through the procedure of 6.2 herein after good faith effort, the Dispute shall be submitted to mediation. The Parties agree to select a mutually agreeable mediator and to split the cost of mediation equally, except that each Party will pay their own attorney fees. Mediation shall take place at a mutually agreeable location, or alternatively, may be conducted remotely at the Parties’ election. If the Parties are unable to resolve their Dispute through mediation, either Party is free to pursue their claims in a court of competent jurisdiction.

6.4 Equitable Remedies; Court Proceedings. Notwithstanding the foregoing or anything to the contrary in this Agreement, either Party may initiate court proceedings in any court of competent jurisdiction without the need to follow the steps set forth in Sections 6.2 and 6.3 forany claim for injunctive or other equitable relief, including specific performance, in the event of an actual or threatened breach by the other Party of any of its obligations under this Agreement, notwithstanding any ongoing discussions between the Parties or any ongoing mediation under Section 6.3, and the Parties hereby agree that (i) any such actual or threatened breach would give rise to irreparable harm for which monetary damages would not be an adequate remedy; and (ii) a Party will be entitled to such injunctive or other equitable relief, in addition to any and all other rights and remedies that may be available to such Party at Law or in equity or otherwise in respect of such breach, without the posting of any bond or other security; or

6.5 Continued Performance. Each Party shall continue to perform its obligations under the Agreement pending final resolution of any Dispute unless continued performance would be impossible or impracticable under the circumstances. If either Party receives a Dispute Notice, then any associated time to cure will be stayed pending the resolution of the issue pursuant to this Section 6.

6.6 Attorneys' Fees. In any Dispute for which a Party is permitted to bring a court proceeding under Section 6.4, the substantially-prevailing Party will be entitled to recover its reasonable and documented attorneys' fees and court costs from the non-prevailing Party.

7. Force Majeure. Neither Party will be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement when and to the extent such failure or delay is caused by or results from events beyond the affected Party's reasonable control, including acts of God, pandemics, flood, fire, or explosion, war, terrorism, invasion, riot, or other civil unrest, embargoes, or blockades in effect on or after the Effective Date, national or regional emergency, strikes, labor stoppages or slowdowns, or other industrial disturbances, any passage of Law or governmental order, rule, regulation, or direction, or any action taken by a Governmental Authority, including imposing an embargo, export or import restriction, quota, or other restriction or prohibition, national or regional shortage of adequate power or telecommunications or transportation facilities (each, a "Force Majeure Event"). The affected Party shall give notice of the Force Majeure Event to the other Party at the earliest possible opportunity, stating the period of time the occurrence is expected to continue. The affected Party shall use Commercially Reasonable Efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. The affected Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. If the affected Party's failure or delay remains uncured for a period of thirty (30) days following notice given by it under this Section 7, the other Party may terminate this Agreement immediately upon written notice.

7

8. Assignment.

8.1 Except as otherwise expressly provided in this Agreement, neither Party may assign or otherwise transfer all or any of its rights, or delegate or otherwise transfer all or any of its obligations, hereunder without the prior written consent of the other Party (which consent may not be unreasonably withheld, conditioned, or delayed); provided, however, that Licensee may make such an assignment, delegation, or other transfer, in whole or in part, without the other Licensor's consent:

(a) to an Affiliate; provided that the assigning Party shall remain liable and responsible for the performance of all obligations and compliance with all other terms and conditions of this Agreement by such Affiliate; or

(b) in connection with the transfer or sale of all or substantially all of the business or assets of such Licensee to a third-party ("Acquirer"), whether by Change of Control, restructuring, sale of business unit or product line divestiture, or other transaction, and whether this Agreement is expressly assigned or is assumed by the Acquirer by operation of law.

8.2 No delegation or other transfer by a Party will relieve such Party of any of its obligations under this Agreement. Any purported assignment or other transfer in violation of this Section 8 is void. This Agreement is binding upon and inures to the benefit of the Parties and their respective permitted successors and assigns.

9. Miscellaneous.

9.1 Further Assurances. Each Party shall, upon the reasonable request of the other Party, promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement.

9.2 Notices. Each Party shall deliver all notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a "Notice") in writing and addressed to the other Party at its address set out below (or to any other address the receiving Party may designate from time to time in accordance with this Section). Each Party shall deliver all Notices by personal delivery, nationally recognized overnight courier (with all fees prepaid), facsimile [or email] (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) upon receipt by the receiving Party; and (b) if the Party giving the Notice has complied with the requirements of this Section.

If to Licensor:	11493 S Andover Road South Jordan, UT 84095 Facsimile: N/A Email: Jason@harwardmedia.com Attention: Jason Harward / Legal Copy to: jordan@cameronringwood.com

8

If to Licensee:	1515 SE 17th Street, Suite 121 Fort Lauderdale, FL 33346 Facsimile: N/A Email: mgo@mgoteam.com Attention: CEO & Legal Copy to: jgroves@mgoteam.com

9.3 Interpretation. For purposes of this Agreement, (a) the words "include," "includes," and "including" will be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto," and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections and Schedules refer to the Sections of and Schedules attached to this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement is to be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

9.4 Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

9.5 Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes each course of conduct previously pursued or acquiesced. No course of performance or other conduct subsequently pursued or acquiesced in, and no verbal agreement or representation subsequently made by the Parties hereto, whether or not relied or acted upon, and no usage of trade, whether or not relied or acted upon, shall amend this Agreement or impair or otherwise affect any obligation pursuant to this Agreement or any rights and remedies pursuant to this Agreement. The recitals and any schedules, exhibits, or attachments hereto are expressly incorporated herein by reference, and shall be deemed, construed and interpreted as part hereof. In the event of any inconsistency between the statements in the body of this Agreement and any schedule, exhibit, or attachment hereto (other than an exception expressly set forth therein), the statements in the body of this Agreement will control.

9.6 Expenses. Except as otherwise expressly provided herein or in any Commercialization Plan [or the Supply Agreement], each Party is responsible for all of its own costs and expenses in performing its obligations under this Agreement and neither Party is obligated to reimburse the other Party for any costs or expenses a Party incurs in performing such obligations.

9.7 No Third-Party Beneficiaries. Except for any Indemnified Party under Section 5, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or because of this Agreement.

9.8 Amendment; Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each of the Parties. No waiver by any Party of any of the provisions hereof will be effective unless expressly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

9

9.9 Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive and are in addition to and not in substitution for any other rights or remedies that may now or subsequently be available at Law or in equity or otherwise.

9.10 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

9.11 Governing Law; Submission to Jurisdiction.

(a) This Agreement and all related documents, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the laws of the State of New York, United States of America without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Florida.

(b) Any Dispute for which a Party is permitted to bring a court proceeding shall be instituted exclusively in the federal courts of the United States or the courts of the state and county where the defending Party received Notice under Section 9.2, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding.

9.12 Waiver of Jury Trial. Each Party irrevocably and unconditionally waives any right it may have to a trial by jury for any court proceeding arising out of or relating to this Agreement or the transactions contemplated hereby for which a Party may bring such a court proceeding.

9.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy and all of which, when taken together, shall be deemed to constitute one and the same document. This Agreement may be executed and delivered by customary or other commercially acceptable electronic means (including DocuSign or similar service, or any other electronic signature complying with the U.S. federal ESIGN Act of 2000, as the same may be amended, from time to time); a manual or electronic signature so affixed to this Agreement whose image shall have been transmitted via facsimile, e-mail or other customary electronic means shall have the same force and effect as original ink signature for all purposes.

[Signature Page Follows]

10

IN WITNESS WHEREOF, the Parties have executed this Commercial License Agreement effective as of the Effective Date.

LICENSOR:

Stand CO LLC

By:	/s/ Jason Harward
Name:	Jason Harward
Title:	Owner / Sole Member
(Authorized Person)

LICENSEE:

MGO Global Inc.

By:	/s/ Maximiliano Ojeda
Name:	Maximiliano Ojeda
Title:	Chief Executive Officer
(Authorized Person)

11